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                                                                  FORM OF
                                                               Exhibit (h)(2)(c)

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Administration Agreement between us dated February 28, 2000. Pursuant to the Agreement, State Street Bank and Trust Company ("State Street") serves as the Administrator for the State Street Institutional Investment Trust.

     The purpose of this letter is to provide notice of the creation of two new funds namely, the State Street Institutional Treasury Fund and The State Street Institutional Treasury Plus Fund.

     We request that you act as the Administrator under the Agreement with respect to the New Funds. As compensation for such services, you shall be entitled to receive from the new Funds the annual fee reflected on the amended fee schedule to the Agreement, which is attached hereto. By your signature below, you agree that the existing Exhibit C to the Agreement shall be deleted in its entirety and the attached Exhibit C shall be substituted therefore.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                     Very Truly Yours,

                                     State Street Institutional Investment Trust


                                     By:
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                                     State Street Bank and Trust Company


                                     By:
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Date: